Exhibit 10.3

FIRST AMENDMENT TO THE
SHARE AND ASSET PURCHASE AND SALE AGREEMENT

This First Amendment (this “Amendment”) to the Share and Asset Purchase and Sale Agreement, dated as of December 21, 2005 (the “Purchase Agreement”), is made as of this 24th day of February, 2006 by and among Litton Systems, Inc., Litton Systems International, Inc., and Litton U.K. Limited (each a “Seller” and, collectively, the “Sellers”) and Simclar Group Limited, Simclar Interconnect Technologies Limited, Simclar, Inc., and Simclar Interconnect Technologies, Inc. (each a “Buyer” and collectively, the “Buyers”).

W I T N E S S E T H:

WHEREAS, the Sellers and the Buyers are parties to the Purchase Agreement; and

WHEREAS, the Sellers and the Buyer desire to amend the Purchase Agreement in accordance with the requirements of Section 9.11 therein upon the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Capitalized terms used but not otherwise defined in this Amendment shall have the meanings set forth in the Purchase Agreement.

2.	Section 1.8 of the Purchase Agreement is hereby amended by adding the following after Section 1.8(b):

(c) Notwithstanding the foregoing, in the event that Sellers are not able to transfer or assign (i) the Proprietary Software License Agreement with Ansoft Corporation (the “Ansoft License”), or (ii) the Mentor Graphics Customer Agreement for Litton Interconnection Products Limited, dated March 25, 1997 (the “Mentor Graphics Agreement”) prior to the Closing, Buyers and Sellers agree to cooperate to effect the transfer or assignment of the Ansoft License and the Mentor Graphics Agreement as promptly as practicable after Closing. If in connection with the transfer, assignment or replacement of the Ansoft License and the Mentor Graphics Agreement, Buyers incur out-of-pocket costs in addition to the costs they would have incurred had Ansoft and Mentor Graphics consented to the assignment and assumption of the Ansoft License and the Mentor Graphics Agreement (the “Incremental Costs”), then, Sellers agree to pay, in connection with the transfer, assignment or replacement of such agreements, up to $200,000 of such Incremental Costs. In the event that the Incremental Costs in connection with the transfer, assignment or replacement of the Ansoft License or the Mentor Graphics Agreement exceed $200,000, Sellers agree to pay one half of any additional Incremental Costs up to an additional $100,000, provided, however, that the provision of this Section 1.8(c) shall be the sole and exclusive remedy of Buyers with respect to any fees or payments in connection with the transfer, assignment or replacement of the Ansoft License or the Mentor Graphics Agreement and that Sellers shall not be required to pay any amounts in connection with the transfer, assignment or replacement of the Ansoft License or the Mentor Graphics Agreement in excess of an aggregate of $300,000.

3.	Section 5.5 of the Purchase Agreement is hereby amended by adding the following after Section 5.5(f):

(g) The Sellers will indemnify the Buyers in full against termination payments actually made consisting of: (i) redundancy payments based on the statutory formula but with no salary capitation; (ii) payment in lieu of notice, and (iii) an ex gratia payment equal to two weeks actual salary, each of the foregoing obligations only in respect of any of the UK Business Employees listed on Schedule 5.5(a) that is terminated for reason of redundancy (as defined by the Employment Rights Act of 1996) and only if the date of dismissal of such UK Business Employee is within six (6) months after the Closing Date.

4.	Section 5.7 of the Purchase Agreement is hereby amended by adding the following after Secttion 5.7(c):

(d) After the Closing, at the request of the Sellers the Buyers shall, and shall cause the Company to, provide to the Sellers such timely assistance as is required by the Sellers for the purpose of determining and paying the Seller’s (or their Affiliates’) liability for any Taxes in the PRC. Without limiting the generality of the foregoing, the Buyers (or their Affiliates, including the Company) shall assist the Sellers in filing any Tax Returns and/or withholding and paying any Taxes for which the Sellers may be liable in respect of the transactions contemplated under the LESC Equity Purchase Agreement, which assistance shall include providing documents and communicating with the PRC Tax authorities. Sellers shall reimburse the Buyers’ reasonable out-of-pocket third party expenses incurred in performing the covenants contained in this Section 5.7(d).

5.	The Purchase Agreement is hereby amended by deleting Section 5.18(c) in its entirety.

6.	The Purchase Agreement shall be amended by adding the following after Section 5.19:

SECTION 5.20 Technology License Royalties.

(a) After the Closing, Buyers and their Affiliates shall cause the Company to use its reasonable best efforts to take all actions necessary and required to obtain the approval of the application made by the Company to the relevant PRC approving authorities to pay royalties to LUK with respect to the second half of 2005 under the Licensing Agreement entered into by and between the Interconnect Technologies Division of Litton UK Limited and the Company, dated June 28, 2004 (the "Technology License"). Within ten (10) Business Days of the receipt by the Company of such approval, Buyers will remit to LUK, an amount of cash (which amount shall not be subject to offset against any other amounts which may be due from Sellers to Buyers under the terms of this Agreement) equal to that amount that the PRC approving authorities approve for payment under such application less any reasonable third party out of pocket expenses of Buyers in connection with effectuating the approval and remittance of such royalties.

(b) After the Closing, Buyers and their Affiliates shall cause the Company to use its reasonable best efforts take all actions necessary and required to file with the relevant PRC approving authorities an application, including any supporting or accompanying documentation requested by the relevant PRC approving authorities with respect to such application, requesting the approval of the payment of royalties to LUK under the Technology License for the period from January 1, 2006 through the Closing Date. Buyers and their Affiliates shall cause the Company to use its reasonable best efforts take all actions necessary and required to obtain the approval by the relevant PRC approving authorities of such application. Within ten (10) Business days of the receipt by the Company of such approval, Buyers will remit to LUK, an amount of cash (which amount shall not be subject to offset against any other amounts which may be due from Sellers to Buyers under the terms of this Agreement) equal to that amount that the PRC approving authorities approve for payment under such application less any reasonable third party out of pocket expenses of Buyers in connection with effectuating the approval and remittance of such royalties.

SECTION 5.21 Post-Closing Remittances by Buyers.

In no event shall the total amount remitted to Sellers by Buyers pursuant to Sections 5.7(d), 5.18, and 5.20 exceed, in the aggregate, the total amount of cash on the Company's balance sheet as of the Closing Date, less $1,800,000.

7.
Other Provisions. Except as expressly amended and modified hereby, all other provisions of the Purchase Agreement shall remain in full force and effect. If any term or provision of this Amendment shall be inconsistent with any term or provision in the Purchase Agreement, the term or provision set forth herein shall control in all respects.

8.
Governing Law; Consent to Jurisdiction. This Amendment shall be governed by, and construed in accordance with, the Law of the State of New York applicable to contracts to be fully performed therein. Each of the Parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the United States District Court for the Southern District of New York, for any litigation arising out of or relating to this Amendment and the transactions contemplated hereby, and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth herein shall be effective service of process for any litigation brought against it in such court. Each of the Parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Amendment and the transactions contemplated hereby in the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.

9.
Counterparts. This Amendment may be executed and delivered in one or more counterparts, and by the Parties in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[signature page follows]

IN WITNESS WHEREOF, the Sellers and the Buyers have caused this Amendment to be executed and delivered as of the date first written above.

SIMCLAR GROUP LIMITED

By:  /s/ John Ian Durie
Name: J.I. Durie
Title: Director

SIMCLAR INTERCONNECT TECHNOLOGIES LIMITED

By:  /s/ John Ian Durie
Name: J.I. Durie
Title: Director

SIMCLAR INC.

By:  /s/ Barry Pardon
Name: Barry Pardon
Title: President

SIMCLAR INTERCONNECT TECHNOLOGIES,
INC.

By:  /s/ Barry Pardon
Name: Barry Pardon
Title: President

First Amendment to the Share and Asset Purchase and Sale Agreement

LITTON SYSTEMS, INC.

By:  /s/ David Strode
Name: David H. Strode
Title: Assistant Treasurer

LITTON U.K. Limited

By:  /s/ David Strode
Name: David H. Strode
Title: Assistant Treasurer

LITTON SYSTEMS INTERNATIONAL, INC.

By:  /s/ David Strode
Name: David H. Strode
Title: Assistant Treasurer